As filed with the Securities and Exchange Commission on August 13, 1997
                                        Registration No.    333-____________
=============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           HIRSCH INTERNATIONAL CORP.

             (Exact name of Registrant as specified in its charter)

    Delaware                                          11-2230715
(State or other jurisdiction of                     (I.R.S. Employer
 incorporation or organization)                     Identification Number)


                             200 Wireless Boulevard
                            Hauppauge, New York 11788
                                 (516) 436-7100

                   (Address, including zip code, and telephone
                         number, including area code, of
                    Registrant's principal executive offices)

                                  Henry Arnberg
                                    President
                           Hirsch International Corp.
                             200 Wireless Boulevard
                            Hauppauge, New York 11788
                                 (516) 436-7100

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                Irvin Brum, Esq.
                    Ruskin, Moscou, Evans & Faltischek, P.C.
                              170 Old Country Road
                             Mineola, New York 11501
                                 (516) 663-6500
                           (516) 663-6641 (Facsimile)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

===============================================================================
Title of Each          Number of Shares Proposed Maximum     Proposed Maximum
Class of Securities       to be         Offering Price      Aggregate Offering            Amount of
to be Registered         Registered     Per Shares (1)          Price (1)              Registration Fee
----------------------------------------------------------------------------------------------------------

Class A Common Stock,
  $.01 par value         106,507           $23.75             $2,529,541.25               $766.57
==========================================================================================================


     (1) Estimated, pursuant to Rule 457(c), solely for purposes of calculating the registration fee and based on the average of the high and low sales prices of the Class A Common Stock of the Nasdaq National Market on August 11, 1997.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           HIRSCH INTERNATIONAL CORP.

             CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF
               INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-3

               Item                                                  Location in Prospectus
 1. Forepart of Registration Statement and Outside
     Front Cover Pages of Prospectus..............................   Outside front cover page
 2.  Inside Front and Outside Back Cover Pages of
     Prospectus...................................................   Inside front and outside back cover pages
 3.  Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges....................................   Prospectus Summary, Risk Factors
 4.  Use of Proceeds..............................................   Use of Proceeds
 5.  Determination of Offering Price..............................   Outside front cover page
 6.  Dilution.....................................................   Not Applicable
 7.  Selling Security Holder......................................   Selling Stockholder
 8.  Plan of Distribution.........................................   Plan of Distribution
 9.   Description of Securities  to be Registered.................   Not Applicable
10.  Interests of Named Experts and Counsel.......................   Experts; Legal Matters
11.  Material Changes.............................................   Not Applicable
12.  Incorporation of Certain Information by Reference............   Documents Incorporated by Reference
13.  Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities.............   Not Applicable


       PRELIMINARY PROSPECTUS DATED AUGUST 13, 1997, SUBJECT TO COMPLETION

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                                   PROSPECTUS

                           HIRSCH INTERNATIONAL CORP.

                         106,507 Shares of Common Stock


     This Prospectus relates to the offering for resale by the selling stockholder ("Selling Stockholder") of 106,507 shares of Class A Common Stock (the "Shares") of Hirsch International Corp., a Delaware corporation (the "Company").

     The Shares were acquired by the Selling Stockholder pursuant to a certain Stock Purchase Agreement, dated December 20, 1996, by and between Jimmy L. Yates ("Yates") and the Company. The Company is registering the Shares, at its expense, pursuant to a contractual obligation contained in a Registration Rights Agreement dated December 20, 1996 between Yates and the Company.

     The Shares may be sold from time to time, pursuant to this Prospectus by the Selling Stockholder, on the NASDAQ National Market or otherwise than on the NASDAQ National Market, at market prices then prevailing at the time of sale or at negotiated prices, or by combination of the foregoing. The Company will not receive any proceeds from the sale of the Shares sold by the Selling Stockholder.

     The Class A Common Stock is traded on the Nasdaq Stock Market's National Market under the symbol "HRSH."

                              --------------------

     The Class A Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on Page 6.

                              --------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is August __, 1997

     No dealer, sales representative or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares of Common Stock offered hereby by anyone in any jurisdiction in which such an offer or solicitation is not authorized, or in which the persons making such an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any date subsequent to its date.

                              --------------------


                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the Securities
and  Exchange   Commission  are  hereby   incorporated   by  reference  in  this
Registration Statement:


     (1) The Company's Annual Report on Form 10-K for the year ended January 31, 1997;

     (2) The Company's Quarterly Reports on Forms 10-Q and 10-Q/A for the quarter ended April 30, 1997;

     (3) The Company's Current Report on Form 8-K filed with the Commission on May 30, 1997;

     (4) The Company's Proxy Statement dated May 20, 1997;

     (5) The description of the Company's Class A and Class B Common Stock contained in the Company's Registration Statement on Form S-3 (Registration Statement No. 333-26539), as filed with the Commission on June 6, 1997.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which removes from registration all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, upon oral or written request of such person, a copy of any document that has been incorporated in this Prospectus by reference. Requests for such documents should be directed to the Company at its offices located at 200 Wireless Boulevard, Hauppauge, New York 11788 (Telephone Number
(516) 436-7100), Attention: Secretary.

                               PROSPECTUS SUMMARY

                                   THE COMPANY

     Hirsch International Corp. ("Hirsch" or the "Company") is a leading single source provider to the embroidery industry of electronic computer-controlled embroidery machinery and related value-added products and services. The Company offers a complete line of technologically advanced single-head and multi-head embroidery machines, proprietary application software, a diverse line of embroidery supplies, accessories and proprietary embroidery products, and a range of equipment financing options. In addition, Hirsch provides a comprehensive customer service program, user training and software support. The Company believes its broad product offerings, together with its complementary value-added products and services, place it in a strong competitive position within its marketplace.

     The Company's executive offices are located at 200 Wireless Boulevard, Hauppauge, New York 11788, and its telephone number is (516) 436-7100.

                                  THE OFFERING


Class  A  Common  Stock  Offered         106,507 shares of Class A Common
By  The  Selling  Stockholder . . . . .  Stock by the Selling Stockholder.

Common Stock Outstanding After
This Offering . . . . . . . . . . . . . .9,453,486 Shares (1)

Use of Proceeds . . . . . . . . . . . . .All of the proceeds  from the sale of the Shares offered hereby will be
                                         received by the Selling Stockholder.
                                         The Company will not receive any of
                                         the proceeds of this Offering.

Class A NASDAQ National Market Symbol. . HRSH





     (1) Includes 6,785,347 shares of Class A Common Stock and 2,668,139 shares of Class B Common Stock. Except with respect to voting rights, shares of Class A Common Stock and Class B Common Stock are substantially identical. See "Risk Factors - Control by Principal Stockholders; Anti-Takeover Provisions."

                                  RISK FACTORS

     Prospective purchasers of the Class A Common Stock offered hereby should carefully consider the following risk factors in addition to the other information contained in this Prospectus or incorporated herein by reference. This Prospectus contains forward-looking statements which involve risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expected in, or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in the following risk factors.

     Dependence on Tajima

     For the fiscal year ending January 31, 1997, approximately 80% of the Company's revenues resulted from the sale or lease of embroidery equipment supplied by Tajima and substantially all of the Company's sales were to users of Tajima embroidery equipment. Three separate distributorship agreements (collectively, the "Tajima Agreements") govern the Company's rights to distribute Tajima embroidery equipment in the United States. Two of the distributorship agreements with Tajima collectively provide the Company with the exclusive rights to distribute Tajima's complete line of standard embroidery, chenille embroidery and certain specialty embroidery machines in 39 states. The main agreement (the "East Coast/Midwest Agreement"), which now covers 33 states, first became effective on February 21, 1991, has a term of 20 years and contains a renewal provision which permits successive five year renewals upon mutual agreement of the parties. The East Coast/Midwest Agreement is terminable by Tajima and/or the Company on not less than two years' prior notice. The second agreement (the "Southwest Agreement") which covers six states, became effective on February 21, 1997, and has a term of five years. Under the third distributorship agreement, (the "West Coast Agreement") which covers nine western states and Hawaii, the Company is the exclusive distributor of Tajima's small machines, as well as chenille and tandem chenille/standard embroidery machines with less than four heads or two stations, respectively. The West Coast Agreement, which covers nine states and Hawaii, has a term of five years, became effective on February 21, 1997, and contains a renewal provision which permits successive five year renewals upon mutual agreement of the parties. Each of the Tajima Agreements may be terminated if the Company fails to achieve certain minimum purchase quotas. Furthermore, the East Coast/Midwest Agreement may be terminated if Henry Arnberg and Paul Levine (or in certain circumstances, their spouses and children) fail to own a sufficient number of shares of voting stock to elect a majority of the Company's Board of Directors or in the event of the death, physical or mental disability of a duration of six months or longer, or incapacity of both Henry Arnberg and Paul Levine. The Southwest Agreement may be terminated if the Company fails to remain the sole shareholder of its subsidiary that is the party to the Southwest Agreement. The West Coast Agreement may be terminated should any material change occur in the current Class B shareholders, directors or officers of the Company or should there occur any change in control of the Company. The termination of the Tajima Agreements would have a material adverse effect on the Company's business, financial condition and results of operations.

     Importing Tajima's equipment from Japan subjects the Company to risks of engaging in business overseas, including international political and economic conditions, tariffs, foreign regulation of trade with the United States, and work stoppages. The interruption of supply or a significant increase in the cost of Tajima equipment for any reason could have a material adverse effect on the Company's business, financial condition and results of operation. In addition, Tajima manufactures its embroidery machines in one location in Japan. The Company could be adversely affected should this facility be seriously damaged as a result of a natural disaster or otherwise. Further, the Company could be adversely affected by adverse business or financial developments at Tajima.

     Embroidery machines produced by Tajima are subject to technological advances and new product introductions. Current competitors or new market entrants could introduce products with features that render products sold by the Company and products developed by Tajima less marketable. The Company relies on Tajima's embroidery equipment to be high quality and state of the art. The Company's future success will depend, to a great extent, on Tajima's ability to adapt to technological change and address market needs. There can be no assurance that Tajima will be able to keep pace with technological change in the embroidery industry or the current demands of the marketplace.

     Foreign Currency Risks

     The Company pays for its Tajima embroidery machinery in Japanese Yen. Any devaluation of the U.S. Dollar compared to the Japanese Yen increases the cost to the Company of its embroidery machine inventory. The Company has generally been able to recover these increased costs through price increases to its customers or, in limited circumstances, price reductions from Tajima. However, there can be no assurance that the Company will be able to recover such increased costs in the future.

     Assembly Facility

     The Company has recently begun to assemble Tajima embroidery machines in the United States through its subsidiary, Tajima USA, Inc. ("Tajima USA") initially in configurations of up to six heads per machine. Tajima has agreed to provide the Company with technical assistance and support, since the Company has no prior experience in the assembly of embroidery machines. Commencing assembly operations could require longer implementation times or greater start up and other expenditures than anticipated. Additional problems could be encountered and greater than projected expenses could be incurred in conducting assembly operations. Furthermore, there can be no assurance that the Company will be able to establish profitable assembly operations.

     Expansion

     Since June 1996, the Company has acquired two companies (the "Recent Acquisitions"). These acquisitions increased the area in which the Company is the exclusive distributor of the complete line of Tajima embroidery equipment from 26 states to 39 states. In addition, in January 1997 Tajima granted the Company the exclusive rights to distribute small Tajima embroidery machines in nine western states and Hawaii. There can be no assurance that the Company will be able to successfully integrate the operations of the Recent Acquisitions with the Company's operations without substantial costs, delays or problems or that the Company will be able to profitably sell equipment or the Company's value-added products in the new territories.

     The past growth and planned expansion of the Company's business have resulted in new and increased responsibilities for management and have placed increased demands upon the Company's operating, financial and technical resources. The Company's ability to successfully manage its expansion will require continued enhancement of its management and operational, financial and technical resources. The Company will also need to attract and retain qualified personnel to support the expansion of its operations. The Company's failure to successfully manage its expansion or attract and retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

     Embroidery Industry

     The Company's growth has resulted in part from the increase in demand for embroidered products and the growth of the embroidery industry. A decrease in consumer preferences for embroidered products, a general economic downturn or other events having an adverse effect on the embroidery industry would also have an adverse effect on the Company.

     Leasing Operations

     The Company's leasing subsidiary, HAPL Leasing, provides a range of equipment financing options to customers wishing to finance equipment purchases. HAPL Leasing retains selected leases for which it has not obtained a purchase commitment from its funding sources. Although HAPL Leasing has funded approximately 89% of its leases on a non-recourse basis, there can be no assurance that it will continue to be able to sell its leases to third party funding sources. Unfunded leases create the risk of nonpayment by lessees, including the risk that foreclosure could be hampered by bankruptcy or other legal proceedings, and the risk that foreclosed equipment cannot be re-leased or sold due to market conditions or the physical condition of the equipment. The operations of HAPL Leasing are interest rate sensitive. If interest rates rise, there can be no assurances that profit margins can be maintained, and, consequently, the operations of HAPL Leasing could be adversely affected.

     HAPL Leasing's strategy is to enter into leases that qualify as sales-type leases for which revenue is recognized immediately in an amount equal to the present value of minimum lease payments. However, high interest rates, weakness of the U.S. dollar, poor general economic conditions, market conditions, or other factors could result in HAPL Leasing having to enter into operating leases resulting in deferral of revenue recognition. Unlike sales-type leases, revenue relating to operating leases is recognized over the term of the lease, resulting in deferral of the recognition of revenue.

     Inventory

     The Company maintains inventory of approximately one month's sales of new Tajima embroidery machines and its ordering cycle is approximately four to five months prior to delivery to the Company. Since the Company generally delivers new Tajima embroidery machines to its customers within one week of receiving orders, it orders inventory based on experience and forecasted demand. Any failure to manage its inventory effectively could have an adverse effect on the Company's business, financial condition and results of operations.

     Competition

     The Company competes with distributors of embroidery machines produced by manufacturers other than Tajima and with manufacturers who distribute their embroidery machines directly. The Company believes that competition in the embroidery equipment industry is based on technological capability, quality of embroidery machines, price and service. The Company has been able to compete effectively in part because of the relatively advanced technological capabilities and excellent quality of Tajima embroidery machines. However, if other manufacturers develop more technologically advanced embroidery machines or the quality of Tajima embroidery machines declines, the Company would not be able to compete as effectively which could have a material adverse effect on its business, financial condition and results of operations.

     The Company also faces competition in its sales of software, embroidery supplies, accessories and proprietary products as well as in providing leasing and customer training, support and services. The Company's failure to compete effectively in these areas could have an adverse effect on its business, financial condition and results of operations.

     Software

     The software industry is characterized by the rapid development of new programs with increased capabilities. Other producers of software for embroidery machines could produce new software programs that would make the software developed by the Company's Pulse subsidiary less marketable or obsolete. The failure by Pulse to continue to develop and upgrade its software products could have a material adverse effect on its business, financial condition and results of operations.

     Pulse's software products, like software programs generally, may contain undetected errors when introduced or when new versions are released. To date, Pulse has not experienced significant adverse financial or operational problems due to post release software errors, although there can be no assurance that this will not occur in the future, particularly as these software programs continue to become more complex and sophisticated. Defective software could result in loss of or delay in market acceptance of the Company's software products, warranty liability or product recalls.

     The Company has been granted patent and copyright protection for Pulse's software products. The Company does not believe that the ownership of such patents or copyrights is a significant factor in Pulse's business or that its success is materially dependent upon the ownership, validity or enforceability of such patents or copyrights. Existing intellectual property laws afford limited protection of patents and copyrights, and unauthorized parties may obtain and use information that the Company regards as proprietary. Although the Company intends to enforce its intellectual property rights in Pulse's products, there can be no assurance that it will be successful in doing so.

     Dependence on Existing Management

     The Company's continued success will depend to a significant extent upon the abilities and continued efforts of Henry Arnberg, Chief Executive Officer, President and Chairman of the Board of Directors of the Company; Paul Levine, Executive Vice President, Chief Operating Officer, Secretary and a Director of the Company; and Kenneth Shifrin, Vice President-Finance and Chief Financial Officer of the Company. Pulse's continued success will depend to a significant extent upon the abilities and continued efforts of Tas Tsonis, Vice President and a Director of the Company and President of Pulse; and Brian Goldberg, Vice President of the Company and Executive Vice President of Pulse. Tajima USA's success will depend to a significant extent upon the ability and effort of Ron Krasnitz, Vice President, Vice President--Manufacturing of Tajima USA and a Director of the Company. Although the Company has entered into five year employment agreements with Messrs. Arnberg, Levine, Shifrin, Tsonis, and Krasnitz, the loss of their services or the services of other key management personnel could have a material adverse effect upon the Company's business, financial condition and results of operations.

     Control By Principal Stockholders; Anti-Takeover Provisions

     Henry Arnberg and Paul Levine beneficially own 2,593,139 shares of the 2,668,139 currently outstanding shares of the Company's Class B Common Stock. The Company's Certificate of Incorporation provides that as long as the number of outstanding shares of Class B Common Stock equals or exceeds 400,000, the holders thereof will be able to elect two-thirds of the Directors of the Company. Accordingly, Messrs. Arnberg and Levine will be able to dispose of a significant amount of their Class B Common Stock while retaining the ability to elect two-thirds of the Company's Board of Directors. Because of such ownership and their positions with the Company, Messrs. Arnberg and Levine will be able to continue to control management policy and make decisions relating to the conduct of the business of the Company, except as otherwise provided in the Delaware General Corporation Law.

     The stock ownership of Messrs. Arnberg and Levine would also make it difficult for a third party to acquire and would discourage a third party from attempting to acquire control of the Company. The Company's certificate of incorporation, as well as Delaware law, contain certain provisions that could have a similar effect. Certain of these provisions allow the Company's Board of Directors to issue, without stockholder approval, preferred stock having rights senior to those of the Common Stock. Further, as a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law, which contains provisions that may have the effect of discouraging unsolicited takeover bids from third parties.

    Possible Volatility of Stock Price

     The market price of the Class A Common Stock is subject to significant fluctuation caused by variations in stock market conditions, changes in financial estimates by securities analysts or failures by the Company to meet such estimates, quarterly operating results, announcements by the Company or its competitors, general conditions in the embroidery industry and other factors. The stock market has experienced extreme price and volume fluctuations that often are unrelated or disproportionate to the operating performance of publicly traded companies. These broad fluctuations may have a material adverse effect on the market price of the Class A Common Stock.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby, all of which will be received by the Selling Stockholder. The expenses of this Offering are estimated to be approximately $20,766, which will be paid by the Company.

                               SELLING STOCKHOLDER

     The following table sets forth certain information with respect to the shares of the Company's Class Common Stock beneficially owned and being offered hereby by the Selling Stockholder:

                       Shares Beneficially
Name                  Owned Prior to Offering            Shares Being Offered

Jimmy L. Yates              106,507 (1)                           106,507


     (1) Does not include options to purchase 60,300 shares of Class A Common Stock at an exercise price of $18.75. Includes 11,364 shares of the Company's Class A Common Stock held in escrow pursuant to an Escrow Agreement, dated December 20, 1996 among the Company, Yates and Ruskin, Moscou, Evans & Faltischek, P.C., as escrow agent (the "Escrow Agent"). These shares will be released to Yates after December 20, 1998. Ruskin Moscou Evans & Faltischek, P.C. disclaims beneficial ownership with respect to these shares. Yates has agreed not to sell or dispose of any Shares prior to September 5, 1997 pursuant to a lock-up agreement entered into in connection with the Company's public offering on June 6, 1997.

     The Selling Stockholder acquired the Shares being offered hereby pursuant to a certain Stock Purchase Agreement dated December 20, 1996, under which Yates was issued 131,507 shares of Class A Common Stock. The Stock Purchase Agreement provided that the Company would register the Shares pursuant to a certain Registration Rights Agreement.

     Pursuant to the terms of the Registration Rights Agreement, the Company agreed to register the 131,507 shares of the Company's Class A Common Stock. On June 6, 1997, 25,000 of those shares were registered and sold pursuant to a Registration Statement filed with the Securities and Exchange Commission (Registration No. 333-26539). Of the 106,507 shares offered hereby, 11,364 shares are being held, on Yates' behalf, by the Escrow Agent and will not be released to Yates prior to December 20, 1998. The Company has agreed to pay all of the registration expenses connected with this Registration Statement, except that pursuant to the terms of the Registration Rights Agreement, Yates will pay all fees associated with selling expenses. In addition, the Company has agreed to indemnify Yates against certain liabilities in respect of this offering, including liabilities under the Securities Act.

                              PLAN OF DISTRIBUTION

     The Selling Stockholder may sell the Shares from time to time through dealers or brokers in transactions on the Nasdaq National Market at prices then prevailing, or directly to one or more purchasers in negotiated transactions at negotiated prices, or in a combination thereof. The Selling Stockholder and any dealers or brokers that participate in such distribution may be deemed "underwriters" within the meaning of the Securities Act and any commissions or discounts received by any such dealer or broker may be deemed "underwriting compensation." The Selling Stockholder has been advised that he is subject to the applicable provisions of the Exchange Act.

                                  LEGAL MATTERS

     The validity and issuance of the Shares offered hereby will be passed upon for the Company and the Selling Stockholder by Ruskin, Moscou, Evans & Faltischek, P.C., Mineola, New York.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended January 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549. The Company's Common Stock is quoted on the Nasdaq Stock Market and reports, proxy statements and other information concerning the Company may also be inspected and copied at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, NW, Washington, D.C. 20006. The Commission also maintains a web site that contains reports, proxy information and statements and other information that may be obtained electronically by using the Commission's Web Site on the internet at http://www.sec.gov.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, all of which will be paid by the Company.

Total

SEC registration fee..............................................$    766.57

Legal fees and expenses.............................................15,000.00

Accounting fees and expenses.........................................5,000.00

         Total.....................................................$20,766.57
                                                                 ============

     Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the Company's By-Laws, any agreement, vote of shareholders or otherwise.

     The Company's Amended and Restated Certificate of Incorporation eliminates the personal liability of Directors and officers to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     The effect of the foregoing is to require the Company to indemnify its directors and officers for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     The Company carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. No sums have been paid to any past or present director or officer of the Company under this or any prior indemnification insurance policy.

     The Company has also entered into Indemnity Agreements with all of its directors and executive officers. The Indemnity Agreements provide for indemnification of the Company's directors and executive officers to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware. The Indemnity Agreements also provide that the Company will pay any costs which an indemnitee actually and reasonably incurs because of any claims made against him by reason of the fact that he is or was a director or officer of the Company, except that the Company is not obligated to make any payment which the Company is prohibited by law from paying as indemnity, or where (a) a final determination is rendered on a claim based upon the indemnitee's obtaining a personal profit or advantage to which he was not legally entitled; (b) a final determination is rendered on a claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state or common law provisions; (c) a claim where the indemnitee was adjudged to be deliberately dishonest; or (d) a final determination is rendered that indemnification is not lawful.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     Exhibits and Financial Statement Schedules

     (a) Exhibits

     *4.1 Specimen of Class A Common Stock Certificate

     *4.2 Specimen of Class B Common Stock Certificate

     5.1 Opinion of Ruskin, Moscou, Evans & Faltischek, P.C.

     **10.1 Registration Rights Agreement dated December 20, 1996 between the Company and Yates.

     ***10.2 Stock Purchase Agreement dated December 20, 1996 between the Company and Yates.

     23.1 Consent of Deloitte & Touche LLP, Independent Auditors

     23.2  Consent of Ruskin,  Moscou,  Evans &  Faltischek,  P.C.  (included in
Exhibit 5.1)

___________________

     * Incorporated by reference from Registrant's Registration Statement on Form S-1, Registration No. 33-72618.

     ** Incorporated by reference from Registrant's Form 10-K filed for the fiscal year ended January 31, 1997.

     *** Incorporated by reference from Registrant's Form 8-K filed with the Commission on January 3, 1997.

     Undertakings

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

     The undersigned Registrant hereby undertakes that:

     (1)  For  purposes  of  determining   any  liability  under  the  Act,  the
information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and continued in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Hauppauge, New York, on August 13, 1997.

                                          HIRSCH INTERNATIONAL CORP.


                                       By:_________________________________
                                          Henry Arnberg, President

     Dated: August 13, 1997


     Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of Henry Arnberg and Paul Levine with full power of substitution to execute in the name of such person and to file any amendment or post effective amendment to this Registration Statement (or any Registration Statement filed pursuant to Rule 462) making such changes in this Registration Statement as the Registrant deems appropriate and appoints each of Henry Arnberg and Paul Levine with full power of substitution, attorney-in-fact to sign and to file any amendment and post-effective amendment to this Registration Statement.


              Signature                                         Title                                    Date

/s/Henry Arnberg
----------------------                 Chief Executive Officer,                                       August 13, 1997
Henry Arnberg                          President and Chairman of the Board
                                       Principal Executive Officer)
/s/Paul Levine
----------------------                 Chief Operating Officer, Executive                             August 13, 1997
Paul Levine                            Vice President and Secretary (Principal
                                       Operating Officer)
/s/Kenneth Shifrin
----------------------                 Chief Financial Officer and Vice                               August 13, 1997
Kenneth Shifrin                        President-Finance (Principal Financial
                                       Officer)

/s/Tas Tsonis
----------------------                 Vice President, President of Pulse                             August 13, 1997
Tas Tsonis                             Microsystems Ltd. and Director

/s/Ronald Krasnitz
----------------------                 Vice President, Vice President -                               August 13, 1997
Ronald Krasnitz                        Manufacturing of Tajima USA, Inc. and
                                       Director

/s/Marvin Broitman
----------------------                 Director                                                       August 13, 1997
Marvin Broitman

/s/Herbert M. Gardner
-----------------------                Director                                                      August 13, 1997
Herbert M. Gardner

/s/Douglas Schenendorf
-----------------------               Director                                                       August 13, 1997
Douglas Schenendorf


                                  EXHIBIT INDEX



Exhibit
Number                            Description

 5.1                    Opinion of Ruskin, Moscou, Evans & Faltischek, P.C.

23.1                    Consent of Deloitte & Touche LLP